EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the following registration statements of Time Warner Telecom Inc. of our report dated January 27, 2004, except for Note 12 as to which the date is February 20, 2004, with respect to the consolidated financial statements and schedule of Time Warner Telecom Inc. included in this Annual Report (Form 10-K) for the year-ended December 31, 2003:

1.	Registration Statement on Form S-8 (No. 333-49439) pertaining to the Time Warner Telecom Inc. 1998 Stock Option Plan

2.	Registration Statement on Form S-8 (No. 333-91963) pertaining to the Time Warner Telecom Inc. 2000 Qualified Stock Purchase Plan

3.	Registration Statement on Form S-8 (No. 333-48084) pertaining to the Time Warner Telecom Inc. 2000 Employee Stock Plan

4.	Registration Statement on Form S-8 (No. 333-48098) pertaining to the Time Warner Telecom Independent Director Compensation Plan

/s/ ERNST & YOUNG LLP

Denver, Colorado

March 12, 2004